Exhibit 99.2

AXSOME THERAPEUTICS, INC.

2015 OMNIBUS INCENTIVE COMPENSATION PLAN

NONQUALIFIED STOCK OPTION SUMMARY OF GRANT

Axsome Therapeutics, Inc., a Delaware corporation (the “Company” or “Employer”), pursuant to its 2015 Omnibus Incentive Compensation Plan (the “Plan”), hereby grants to the individual listed below (the “Participant”), a nonqualified stock option to purchase shares of common stock of the Company (“Company Stock”) that may become vested and exercisable as set forth below (the “Option”).  The Option is subject in all respects to the terms and conditions set forth herein, in the Nonqualified Stock Option Grant Agreement attached hereto as Exhibit A (the “Nonqualified Stock Option Grant Agreement”) and the Plan, each of which is incorporated herein by reference and made part hereof.  Unless otherwise defined herein, capitalized terms used in this Nonqualified Stock Option Summary of Grant (the “Summary of Grant”) and the Nonqualified Stock Option Grant Agreement will have the meanings set forth in the Plan.

Participant:	[NAME]

Date of Grant:	[DATE]

Total Number of Shares Granted:	[NUMBER] of shares of Company Stock

Exercise Price:	[FMV on Date of Grant]

Exercisability of the Option:

Except as set forth herein, the Option will vest and become exercisable on the following dates (each, a “Vesting Date”), provided that the Participant continues to be employed by, or provide service to, the Employer from the Date of Grant through the applicable Vesting Date:

[Insert Vesting Schedule]

The Option will be fully vested and exercisable on [Insert Date] if the Participant is employed by, or providing services to, the Employer on such date.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this Agreement, effective as of the Date of Grant.

AXSOME THERAPEUTICS, INC.

Name: Herriot Tabuteau, M.D.
Title: Chief Executive Officer

I hereby acknowledge delivery of the Plan and the Plan prospectus together with this Summary of Grant and the Nonqualified Stock Option Grant Agreement.  Additional copies of the Plan and the Plan prospectus are available by contacting Constance Ames, Vice President, Finance at cames@axsome.com.

Agreed and accepted:

Participant

Date

EXHIBIT A

AXSOME THERAPEUTICS, INC.

NONQUALIFIED STOCK OPTION GRANT AGREEMENT

(Pursuant to the 2015 Omnibus Incentive Compensation Plan)

This Nonqualified Stock Option Grant Agreement (this “Agreement”) is delivered by Axsome Therapeutics, Inc., a Delaware corporation (the “Company” or “Employer”), pursuant to the Summary of Grant delivered with this Agreement to the individual named in the Summary of Grant (the “Participant”).  The Summary of Grant, which specifies the Participant, the date as of which the grant is made (the “Date of Grant”), the vesting schedule and other specific details of the grant is incorporated herein by reference.

1.                                      Option Grant.  Upon the terms and conditions set forth in this Agreement and in the Company’s 2015 Omnibus Incentive Compensation Plan (the “Plan”), the Company hereby grants to the Participant a nonqualified stock option to purchase the number of shares of common stock of the Company (“Company Stock”) set forth in the Summary of Grant (the “Option”). The Participant hereby acknowledges the receipt of a copy of the official prospectus for the Plan. Copies of the Plan and the official Plan prospectus are available by contacting Constance Ames, Vice President, Finance at cames@axsome.com.  This Agreement is made pursuant to the Plan and is subject in its entirety to all applicable provisions of the Plan.  Capitalized terms used herein and not otherwise defined will have the meanings set forth in the Plan.  The Participant agrees to be bound by all of the terms and conditions of the Plan.

2.                                      Exercisability of the Option.

(a)                                 The Option will become vested and exercisable as set forth in the Summary of Grant, provided that the Participant continues to be employed by, or provide service to, the Employer through the Vesting Date (as defined in the Summary of Grant).

(b)                                 The exercisability of the Option is cumulative, but shall not exceed 100% of the shares of Company Stock subject to the Option.  If the schedule set forth in the Summary of Grant would produce fractional shares of Company Stock, the number of shares of Company Stock for which the Option becomes exercisable shall be rounded down to the nearest whole share of Company Stock.

3.                                      Term of Option.

(a)                                 The Option will have a term of ten years from the Date of Grant and will terminate at the expiration of that period, unless it is terminated at an earlier date pursuant to the provisions of this Agreement or the Plan.  Notwithstanding the foregoing, in the event that on the last business day of the term of the Option, the exercise of the Option is prohibited by applicable law, including a prohibition on purchases or sales of Company Stock under the Company’s insider trading policy, the term of the Option shall be extended for a period of 30 days following the end of the legal prohibition, unless the Committee determines otherwise.

(b)                                 The Option will automatically terminate upon the happening of the first of the following events:

(i)                                     The expiration of the [NUMBER]-[PERIOD] period after the Participant ceases to be employed by, or provide service to, the Employer, if the termination is for any reason other than Disability, death or Cause.

(ii)                                  The expiration of the one-year period after the Participant ceases to be employed by, or provide service to, the Employer on account of the Participant’s Disability.

(iii)                               The expiration of the one-year period after the Participant ceases to be employed by, or provide service to, the Employer, if the Participant dies while employed by, or providing service to, the Employer or within 90 days after the Participant ceases to be so employed or provide such services on account of a termination described in subsection (i) above.

(iv)                              The date on which the Participant ceases to be employed by, or provide service to, the Employer for Cause.  In addition, notwithstanding the prior provisions of this Section 3, if the Participant engages in conduct that constitutes Cause after the Participant’s employment or service terminates, the Option will immediately terminate.

Notwithstanding the foregoing, in no event may the Option be exercised after the date that is immediately before the tenth anniversary of the Date of Grant; provided, however, that if the term of the Option is extended pursuant to Section 3(a) above, in no event may the Option be exercised after the date that is immediately before the expiration of the extended term of the Option.  Any portion of the Option that is not exercisable at the time the Participant ceases to be employed by, or provide service to, the Employer will immediately terminate.

4.                                      Exercise Procedures.

(a)                                 Subject to the provisions of Sections 2 and 3 above, the Participant may exercise part or all of the exercisable Option by giving the Company written notice of intent to exercise in the manner provided in this Agreement, specifying the number of shares of Company Stock as to which the Option is to be exercised.  At such time as the Committee shall determine, the Participant shall pay the Exercise Price (i) in cash, (ii) unless the Committee determines otherwise, by delivering shares of Company Stock owned by the Participant, which shall be valued at their Fair Market Value on the date of exercise, or by attestation (on a form prescribed by the Committee) to ownership of shares of Company Stock having a Fair Market Value on the date of exercise at least equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, (iv) by withholding shares of Company Stock subject to the exercisable Option, which have a Fair Market Value on the date of exercise equal to the Exercise Price, or (v) by such other method as the Committee may approve, to the extent permitted by applicable law.  The Committee may impose from time to time such limitations as it deems appropriate on the use of shares of Company Stock to exercise the Option.

(b)                                 The obligation of the Company to deliver shares of Company Stock upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Committee, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations.  The Company may require that the Participant (or other person exercising the Option after the Participant’s death) represent that the Participant is purchasing shares of Company Stock for the Participant’s own account and not with a view to or for sale in connection with any distribution of the shares of Company Stock, or such other representation as the Committee deems appropriate.

(c)                                  All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable.  Subject to Committee approval, the Participant may elect to satisfy any tax withholding obligation of the Employer with respect to the Option by having shares of Company Stock withheld up to an amount that does not exceed the applicable withholding tax rate for federal (including FICA), state and local tax liabilities.  Unless the Committee determines otherwise, share withholding for taxes shall not exceed the Participant’s minimum applicable tax withholding amount.

(d)                                 Upon exercise of the Option (or portion thereof), the Option (or portion thereof) will terminate and cease to be outstanding.

5.                                      No Shareholder Rights.  Neither the Participant, nor any person entitled to exercise the Participant’s rights in the event of the Participant’s death, shall have any of the rights and privileges of a stockholder with respect to the shares of Company Stock subject to the Option, until certificates for shares of Company Stock have been issued upon the exercise of the Option.

6.                                      Change of Control.  The provisions of the Plan applicable to a Change of Control will apply to the Option, and, in the event of a Change of Control, the Committee may take such actions as it deems appropriate pursuant to the Plan; provided that, if the Option continues in effect after a Change of Control and the Participant’s employment or service is terminated by the Employer without Cause upon or within 12 months following the Change in Control, any unvested portion of the Option shall become fully vested upon such cessation of employment or service.

7.                                      Restrictions on Exercise.  Except as the Committee may otherwise permit pursuant to the Plan, only the Participant may exercise the Option during the Participant’s lifetime and, after the Participant’s death, the Option will be exercisable (subject to the limitations specified in the Plan) solely by the legal representatives of the Participant, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Agreement.

8.                                      Entire Agreement.  This Agreement contains the entire agreement of the parties with respect to the Option granted hereby and may not be changed orally but only by an instrument in writing signed by the party against whom enforcement of any change, modification or extension is sought.

9.                                      Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects will be interpreted in accordance with the Plan.  This grant is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the shares, (c) changes in capitalization of the Company and (d) other requirements of applicable law.  The Committee will have the authority to interpret and construe this grant pursuant to the terms of the Plan, and its decisions will be conclusive as to any questions arising hereunder.

10.                               Assignment and Transfers.  Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of the Participant under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Participant, by will or by the laws of descent and distribution.  In the event of any attempt by the Participant to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Participant, and the Option and all rights hereunder will thereupon become null and void.  The rights and protections of the Company hereunder will extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates.  This Agreement may be assigned by the Company without the Participant’s consent.

11.                               No Employment or Other Rights.  This Agreement will not confer upon the Participant any right to be retained in the employment of the Company and will not interfere in any way with the right of the Company to terminate the Participant’s employment at any time.  The right of the Company to terminate at will the Participant’s employment at any time for any reason is specifically reserved.

12.                               Notice.  Any notice to the Company provided for in this instrument will be addressed to the Company in care of Constance Ames, Vice President, Finance at the Company’s corporate headquarters, and any notice to the Participant will be addressed to such Participant at the current address shown on the payroll records of the Company, or to such other address as the Participant may designate to the Company in writing.  Any notice will be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

13.                               Recoupment Policy.  The Participant agrees that, subject to the requirements of applicable law, if the Participant breaches any restrictive covenant agreement between the Participant and the Employer or otherwise engages in activities that constitute Cause either while employed by, or providing service to, the Employer or within two years thereafter, the Option shall terminate, and the Company may rescind any exercise of the Option and delivery of shares upon such exercise, as applicable on such terms as the Committee shall determine, including the right to require that in the event of any such rescission, (a) the Participant shall return to the Company the shares received upon the exercise of the Option or, (b) if the Participant no longer owns the shares, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of any sale or other disposition of the shares (or, in the event the Participant transfers the shares by gift or otherwise without consideration, the Fair Market Value of the shares on the date of the breach of any restrictive covenant agreement or activity constituting Cause), net of the price originally paid by the Participant for the shares.  The Participant agrees that payment by the Participant shall be made in such manner and on such terms and conditions as may be required by the Committee and the Employer shall be entitled to set off against the amount of any such payment any amounts otherwise owed to the Participant by the Employer.  In addition, the Participant agrees that the Option shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board from time to time.

14.                               Applicable Law.  The validity, construction, interpretation and effect of this Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

15.                               Application of Section 409A of the Code.  This Agreement is intended to be exempt from section 409A of the Code and to the extent this Agreement is subject to section 409A of the Code, it will in all respects be administered in accordance with section 409A of the Code.